EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (Amendment No. 6 to Form S-4) of our report dated March 8, 2006, except for footnote 12, which is dated May 1, 2007, relating to the consolidated financial statements of SunFuels, Inc, and subsidiaries (the “Company”) for the year ended December 31, 2005 (which includes an explanatory paragraph stating that on January 1, 2005 the Company adopted Financial Accounting Standards Board Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”), and to the references to our Firm under the caption “Experts” in the Prospectus

/s/ RICKARDS LONG & RULON, LLP

Fort Collins, Colorado

January 4, 2008